Exhibit 99.1
Vivint Smart Home, Inc. Reports Third Quarter 2020 Results;

Key Highlights

•Total revenues increased by $28.2 million year over year to $319.0 million
•Net loss increased by $5.5 million year over year
•Adjusted EBITDAa increased by $53.8 million year over year to $154.5 million
•Attrition rate improved by 90 basis points sequentially to 12.8%, a seven-quarter low

Provo, UT – November 4, 2020 – Vivint Smart Home, Inc. (NYSE: VVNT), a leading smart home company, today reported financial and operational results for the third quarter and nine months ended September 30, 2020.
“We are pleased to report another quarter of very strong performance,” said Todd Pedersen, CEO of Vivint. “Our results underscore the importance of having a proprietary, fully integrated, AI-driven smart home platform, which is the backbone of our predictable and consistent recurring revenue model. Touching briefly on a few financial highlights for the quarter, total revenue and total subscribers grew by nearly 10 percent, reflecting healthy consumer demand for smart home and security services, along with our ability to retain a higher percentage of our customer portfolio. Our adjusted EBITDA margins continued to build upon previous quarters and expanded to new highs. Finally, we have stated our desire to operate the business in a more cash efficient way, and we are tracking to be cash flow positive by more than $100 million in 2020.”
“As we continue our focus on optimizing the business, we saw solid improvement across the board in many of our key performance metrics for the quarter,” continued Pedersen. “Notably, the last twelve-month attrition rate improved by nearly a full point in the quarter and continues to exceed our forecasts. Our LTM attrition rate for Q3 was the lowest in the past 7 quarters, and I believe it speaks to the fact that our core value proposition—proven over two decades—of reliably taking care of our customers and their families, is as relevant today as ever.”

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $319.0 million for the three-month period ended September 30, 2020, an increase of $28.2 million or 9.7%, as compared to the same period in 2019. Total Subscribers increased by 8.2% during the three-month period ended September 30, 2020, which accounted for approximately $23.5 million of the increase in revenue. This increase was offset by a decrease of $4.0 million associated with lower AMRU. During the three months ended September 30, 2019, the Company recorded an adjustment to reduce recurring and other revenue by $9.1 million due to a change in accounting estimates related to the Company's receivables for retail installment contracts (RICs). The adjustment primarily related to the Company's 2017 and 2018 RIC cohorts. When compared to the three months ended September 30, 2019, foreign currency translation had an immaterial impact on total revenues.
The Company added 126,847 New Subscribers during the third quarter of 2020, an increase of 13.8% compared to 111,425 New Subscribers during the same period in 2019.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2019	2019	2020	2020	2020
Total Revenues	$290.8	$307.8	$303.2	$306.0	$319.0
Net Loss	$(102.4)	$(88.5)	$(138.1)	$(87.0)	$(107.9)
Adjusted EBITDA(a)	$100.7	$125.1	$134.9	$152.7	$154.5
Adjusted EBITDA Margin	34.6%	40.6%	44.5%	49.9%	48.4%
LTM Covenant Adjusted EBITDA(a)	$612.7	$643.2	$683.5	$728.7	$771.6
LTM Covenant Adj EBITDA Margin	54.5%	55.6%	57.8%	60.3%	62.4%
New Subscribers(1)	111,425	45,861	50,053	107,980	126,847
Total Subscribers(1)	1,560,063	1,552,541	1,548,201	1,610,642	1,687,892
Total Monthly Service Revenue	$81.2	$79.9	$78.6	$80.3	$82.8
Avg Monthly Svc Revenue per User	$52.03	$51.44	$50.75	$49.83	$49.06
Total Monthly Revenue	$100.0	$102.6	$101.1	$102.0	$106.3
Avg Monthly Revenue per User	$64.53	$65.98	$65.27	$64.66	$63.79
Attrition Rate(2)	13.9%	13.9%	14.1%	13.7%	12.8%

(1) New Subscribers from sales pilot initiatives are excluded
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and sales pilot initiatives

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Costs and Expenses

Operating expenses for the three months ended September 30, 2020, decreased by $7.7 million, or 7.8%, as compared to the three months ended September 30, 2019. Excluding an increase in stock-based compensation of $5.9 million, operating expenses decreased by $13.6 million, or 14%, primarily due to decreases of $12.1 million in personnel and related support costs and $4.9 million in equipment and related costs. These decreases were partially offset by increases of $1.8 million in third-party contracted servicing costs and $1.1 million in lodging costs to support our smart home professionals.
Net Service Cost per Subscriber was $9.82 for the third quarter of 2020, which produced a Net Service Margin of 80.1%, as compared to Net Service Cost per Subscriber and Net Service Margin of $14.43 and 72.4%, respectively, for the same period in 2019.
Selling expenses, excluding capitalized contract costs, increased by $31.4 million, or 64.9%, for the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. Excluding $30.7 million in stock-based compensation associated with equity award grants during 2020, selling expenses increased by $0.7 million, or 1%, primarily due to an increase of $2.4 million in costs associated with lodging for our sales professionals. The increase was offset by a decrease of $2.2 million in costs associated with our sales pilot initiatives.
The Company’s Net Subscriber Acquisition Costs per New Subscriber were $209 for the last twelve months ended September 30, 2020, as compared to $1,033 for the same period in 2019. The average proceeds collected at point of sale during the last twelve months ended September 30, 2020 increased to $1,886 per New Subscriber as compared to $1,106 for the same period in 2019.
General and administrative (“G&A”) expenses, net of allocations, increased by $20.5 million, or 42.9%, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. This included a $19.8 million increase in stock-based compensation primarily associated with grants of equity awards during 2020. Excluding stock-based compensation, general and administrative expenses increased by $0.7 million, or 2%, primarily due to an increase in the loss contingency accrual of $10.0 million recorded in the three months ended September 30, 2020. This increase was primarily offset by decreases of $5.0 million in personnel and related support costs and $3.9 million in provisions for bad debt and credit losses.
Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss increased by $5.5 million to $107.9 million for the three months ended September 30, 2020, as compared to a net loss of $102.4 million for the same period in 2019. Adjusted EBITDA was up by $53.8 million to $154.5 million for the three months ended September 30, 2020, as compared to Adjusted EBITDA of $100.7 million for the same period in 2019. Covenant Adjusted EBITDA was $771.6 million for the LTM period ended September 30, 2020, as compared to Covenant Adjusted EBITDA of $612.7 million for the LTM period ended September 30, 2019.
Liquidity
As of September 30, 2020, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $630 million.

The Company received $19.1 million of proceeds from the exercise of approximately 1.7 million warrants during the three-month period ended September 30, 2020.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 3.3x as of September 30, 2020.

Financial Outlook

“We believe that the fundamental characteristics of Vivint’s high-margin, recurring revenue model are compelling,” said Dale R. Gerard, CFO of Vivint. “More than 95% of our revenue is recurring, which provides long-term visibility and predictability to our business. Many of our new subscribers initially sign up for five-year contracts and remain on the Vivint platform for approximately eight years, producing significant lifetime margins,” continued Gerard. “Despite the many uncertainties pertaining to the COVID-19 pandemic, our recurring revenue model has proven resilient, and we remain comfortable with our previous revenue guidance. Our better than expected attrition rate performance and improving unit economics have prompted us to update our guidance for total subscribers and Adjusted EBITDA. In summary:
•We are raising our guidance for total subscribers to between 1.66 and 1.70 million vs. previous guidance of between 1.62 and 1.68 million
•We are reaffirming our guidance for total revenue of between $1.23 and $1.28 billion
•And finally, we are raising our adjusted EBITDA guidance to between $570 and $580 million vs. previous guidance of between $555 and $565 million.”

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET / 3:00 p.m. MT today, November 4, 2020. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, https://investors.vivint.com/events-and-presentations/events/default.aspx.
Investors and participants can register for the telephonic version of the call in advance by visiting http://www.directeventreg.com/registration/event/1498368. After registering, instructions will be shared on how to join the call including dial-in information, as well as a unique passcode and registrant ID. At the time of the call, registered participants will dial in using the numbers from the confirmation email, and upon entering their unique passcode and ID, will be entered directly into the conference.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at https://investors.vivint.com/events-and-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at https://investors.vivint.com/home/default.aspx following the completion of the webcast and conference call.
About the Company

Vivint is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves approximately 1.7 million customers. For more information, visit https://www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation statements regarding the potential impact of the COVID-19 pandemic on the Company’s business and results of operations and the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed on May 11, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, as filed on August 6, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020,which is expected to be filed on or about the date of this earnings release, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•the duration and scope of the COVID-19 pandemic;
•actions governments, the company’s counterparties, and the company’s customers or potential customers take in response to the COVID-19 pandemic;
•the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity;
•the pace of recovery when the COVID-19 pandemic subsides;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company’s compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;
•adverse publicity and product liability claims;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and our ability to successfully compete in retail sales channels; and
•risks related to our exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.
In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.

Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Adjusted EBITDA Margin - is Adjusted EBITDA as a percent of revenue.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2020	2019	2020	2019
Revenues:
Recurring and other revenue	$318,960	$290,844	$928,194	$848,146
Costs and expenses:
Operating expenses	92,016	99,759	257,367	274,848
Selling expenses	79,716	48,348	198,676	149,865
General and administrative expenses	68,297	47,807	180,698	141,585
Depreciation and amortization	143,965	137,536	423,389	403,261
Restructuring expenses	—	—	20,941	—
Total costs and expenses	383,994	333,450	1,081,071	969,559
Loss from operations	(65,034)	(42,606)	(152,877)	(121,413)
Other expenses (income):
Interest expense	50,987	65,233	170,795	194,798
Interest income	(26)	—	(287)	(23)
Other (income) expense, net	(8,286)	(5,682)	9,381	(8,126)
Total other expenses	42,675	59,551	179,889	186,649
Loss before income taxes	(107,709)	(102,157)	(332,766)	(308,062)
Income tax expense (benefit)	230	249	324	(604)
Net loss	$(107,939)	$(102,406)	$(333,090)	$(307,458)

VIVINT SMART HOME, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sep 30, 2020	Dec 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$295,682	$4,549
Accounts and notes receivable, net	72,194	64,216
Inventories	60,789	64,622
Prepaid expenses and other current assets	13,546	18,063
Total current assets	442,211	151,450

Property, plant and equipment, net	51,503	61,088
Capitalized contract costs, net	1,333,396	1,215,249
Deferred financing costs, net	1,767	1,123
Intangible assets, net	125,780	177,811
Goodwill	835,788	836,540
Operating lease right-of-use assets	59,407	65,320
Long-term notes receivables and other assets, net	74,827	95,827
Total assets	2,924,679	2,604,408
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	53,265	86,554
Accrued payroll and commissions	138,919	72,642
Accrued expenses and other current liabilities	214,132	139,389
Current portion of notes payable, net	9,500	461,420
Deferred revenue	310,043	234,612
Current portion of operating lease liabilities	12,686	11,640
Current portion of finance lease liabilities	3,937	7,708
Total current liabilities	742,482	1,013,965

Notes payable, net	2,817,606	2,575,293
Revolving credit facility	—	245,000
Finance lease liabilities, net of current portion	3,104	5,474
Operating lease liabilities	55,924	63,477
Deferred revenue, net of current portion	614,092	405,786
Other long-term obligations	127,767	80,540
Deferred income tax liabilities	974	2,231
Total liabilities	4,361,949	4,391,766
Total stockholders’ deficit	(1,437,270)	(1,787,358)
Total liabilities and stockholders’ deficit	2,924,679	2,604,408

VIVINT SMART HOME, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Mos. Ended Sep 30,		Nine Mos. Ended Sep 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$142,544	$8,240	$220,040	$(122,750)
Net cash used in investing activities	(3,038)	(2,593)	(8,704)	(2,465)
Net cash (used in) provided by financing activities	(92,846)	(5,912)	79,730	115,298
Effect of exchange rate changes on cash	72	10	67	22
Net increase (decrease) in cash & cash equivalents	46,732	(255)	291,133	(9,895)

Cash and cash equivalents:
Beginning of period	248,950	3,133	4,549	12,773
End of period	$295,682	$2,878	$295,682	$2,878

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), certain financing fees, and certain other non-recurring expenses or gains.

Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
Adjusted EBITDA and other non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

Covenant Adjusted EBITDA

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2019	2019	2020	2020	2020
Net loss	$(102.4)	$(88.5)	$(138.1)	$(87.0)	$(107.9)
Interest expense, net	65.2	65.2	65.1	54.5	51.0
Income tax expense (benefit), net	0.2	1.9	(0.8)	0.9	0.2
Depreciation	6.3	6.2	5.7	5.2	4.9
Amortization (i)	131.2	134.0	133.6	135.0	139.1
Stock-based compensation (ii)	1.3	0.8	17.0	46.8	57.8
MDR fee (iii)	4.6	5.0	5.2	6.0	7.7
Loss contingency (iv)	—	—	—	—	10.0
Restructuring expenses (v)	—	—	20.9	—	—
Other (income) expense, net (vi)	(5.7)	0.5	26.3	(8.7)	(8.3)
Adjusted EBITDA	$100.7	$125.1	$134.9	$152.7	$154.5

(i)Excludes loan amortization costs that are included in interest expense.
(ii)Reflects non-cash compensation costs related to employee and director stock incentive plans.
(iii)Costs related to financing fees incurred under the Vivint Flex Pay program.
(iv)Reflects an increase to the loss contingency accrual relating to regulatory matters.
(v)Employee severance and termination benefits expenses associated with restructuring plans.
(vi)Amounts for the three months ended March 31, 2020 include adjustment to eliminate $16.9 million from expenses included in debt modification and extinguishment.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	LTM Period Ended
	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,
	2019	2019	2020	2020	2020
Net loss	$(427.1)	$(395.8)	$(444.9)	$(416.0)	$(421.6)
Interest expense, net	258.5	259.9	261.3	250.0	235.7
Other expense (income), net	0.6	(7.6)	20.9	12.4	9.8
Income tax (benefit) expense, net	(0.7)	1.3	0.8	2.3	2.2
Restructuring expenses (i)	—	—	20.9	20.9	20.9
Depreciation and amortization (ii)	108.8	106.2	103.1	98.3	94.3
Amortization of capitalized contract costs	426.8	437.2	448.4	458.8	469.3
Non-capitalized contract costs (iii)	273.2	273.9	277.6	259.3	256.8
Stock-based compensation (iv)	3.9	3.8	20.0	65.9	122.5
Other adjustments (v)	52.8	53.1	65.0	62.9	72.2
Adjustment for change in accounting principle (Topic 606) (vi)	(84.1)	(88.8)	(89.6)	(86.1)	(90.5)
Covenant Adjusted EBITDA	$612.7	$643.2	$683.5	$728.7	$771.6

(i)Employee severance and termination benefits expenses associated with restructuring plans.
(ii)Excludes loan amortization costs that are included in interest expense.
(iii)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)Reflects non-cash compensation costs related to employee and director stock incentive plans.
(v)Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments other than those paid as part of restructuring plans, and certain other adjustments.
(vi)Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Contact:

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com

Source: Vivint Smart Home, Inc.